Exhibit 99.1

Contact: Yvonne Gill
July 11, 2008	570-724-0247
yvonneg@cnbankpa.com
C&N ANNOUNCES SECOND QUARTER 2008 UNAUDITED FINANCIAL RESULTS FOR IMMEDIATE RELEASE:
          Wellsboro, PA – Citizens & Northern Corporation announced its unaudited, consolidated financial results for the second quarter and first six months of 2008.
          Net income for the first six months of 2008 was $6,869,000, or $0.76 per diluted share, an increase of 49.0% over net income per diluted share of $0.51 for the first six months of 2007. The most significant changes in the components of earnings for the first six months of 2008, as compared to the same period in 2007, were as follows:
•	The interest margin was $3,437,000, or 19.9% higher in the current year. The improved interest margin includes the impact of the Citizens Bancorp, Inc. acquisition, which was effective May 1, 2007, and therefore included in the full year-to-date results for 2008 as opposed to only 2 months of 2007. The interest margin has also been positively impacted by lower short-term market interest rates, which have reduced interest rates paid on deposits and borrowings, and by higher earnings on the investment portfolio resulting from higher average total holdings of securities.

•	Noninterest income increased $1,910,000, or 40.4%. Service charges on deposit accounts increased $934,000, or 83.8%, as a result of growth in deposit volumes from the Citizens Bancorp acquisition, as well as higher fees on overdrafts associated with a new overdraft privilege program. Also, in 2008, noninterest income included a gain of $533,000 from redemption of restricted shares of Visa, resulting from Visa’s initial public offering. Trust and Financial Management revenue increased $231,000, or 14.3%, mainly as a result of the addition of Citizens Bancorp.

•	In the first six months of 2008, net losses on available-for-sale securities amounted to $977,000, as compared to net losses of $11,000 in the first six months of 2007. C&N recognized impairment charges totaling $1,420,000 in the first six months of 2008, including $1,171,000 in the second quarter, from investments in bank stocks. In the first six months of 2007, C&N’s small net losses on available-for-sale securities included the effects of an impairment charge of $1,780,000 on mortgage-backed securities that management decided to sell in July 2007 as part of a restructuring designed to improve future earnings. In the first six months of 2007, the impact on earnings of that impairment charge was almost offset by gains from sales of bank stocks.

•	The provision for income taxes was $1,322,000 higher, mainly because of a higher level of pre-tax income.
SECOND QUARTER 2008:
          Net income per diluted share for the second quarter 2008 was $0.42, which was $0.20 (90.9%) higher than the second quarter 2007. The most significant changes in the components of earnings for the second quarter 2008, as compared to the second quarter 2007, were increases in the interest margin of $1,636,000 and noninterest income of $511,000. Also, C&N benefited from a negative provision for loan losses of $376,000 in the second quarter 2008, while the provision for loan losses was $0 in the second quarter 2007. The negative provision in the second quarter 2008 resulted mainly from reversing a previously established allowance on a large commercial loan that paid off.
          Second quarter 2008 net income per diluted share was $0.07, or 20%, higher than the first quarter 2008 results. The provision for loan losses was $1,280,000 lower than in the first quarter. Also, the interest margin increased $605,000. Offsetting some of the earnings increases were higher losses on available-for-sale securities of $757,000 as a result of the impairment charge on bank stocks described above, and lower noninterest income attributable to the gain from the Visa IPO that occurred in the first quarter.
          Changes in other unaudited financial information are as follows:
•	Total assets amounted to $1,287,060,000 as of June 30, 2008, up from $1,280,297,000 as of March 31, 2008 and $1,224,983,000 or 5.1% from June 30, 2007. The increase in total assets from the level a year earlier includes the impact of the Citizens Bancorp acquisition, as well as an increase in available-for-sale securities of approximately $80 million, funded mainly by borrowings.

•	Net loans increased to $741,378,000 at June 30, 2008 from $720,928,000 as of March 31, 2008. Net loans were 0.8% lower than the balance of $747,114,000 at June 30, 2007.

•	Total deposits and repo sweep accounts increased to $882,352,000 at June 30, 2008 from $879,778,000 at March 31, 2008. Total deposits and repo sweeps were down 2.1% from the balance of $901,145,000 at June 30, 2007.

•	Total shareholders’ equity was $130,474,000 at June 30, 2008, as compared to $131,714,000 at March 31, 2008 and $141,493,000 at June 30, 2007. Shareholders’ equity included total accumulated other comprehensive loss of $16,190,000 at June 30, 2008, $13,411,000 at March 31, 2008 and $1,804,000 at June 30, 2007. Accumulated other comprehensive income or loss is a component of shareholders’ equity, with changes excluded from earnings and reported as an increase or decrease in equity. The accumulated other comprehensive loss balances are mainly from unrealized losses on trust preferred securities issued by banking companies. Management monitors the trust preferred securities for factors that could trigger an impairment charge, and through June 30, 2008, management believes the losses to be temporary and not expected to be realized through earnings.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $624,041,000 at June 30, 2008, 6.4% lower than one year earlier. Total Trust assets under management have fallen recently, primarily because of recent stock market value declines.
          Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania, and through the Citizens Trust Company locations in Coudersport, Emporium and Port Allegany. Citizens Trust Company can be found on the worldwide web at www.citizenstrustcompany.com. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.
Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.